Exhibit 99.1

                  [WILLOW GROVE BANCORP, INC. LETTERHEAD]


Press Release                         FOR IMMEDIATE RELEASE
                                      Contact:  Frederick A. Marcell Jr., CEO
                                      Christopher E. Bell, CFO
                                      Telephone:  215-646-5405




       WILLOW GROVE BANCORP, INC. ANNOUNCES ANNUAL MEETING RESULTS


     Maple Glen, Pennsylvania - (November 12, 2002) Willow Grove Bancorp, Inc. (the "Company") (Nasdaq/NMS: WGBC), the holding company for Willow Grove Bank (the "Bank"), announced the election of its nominees for board of directors, approval of its 2002 Stock Option Plan and 2002 Recognition and Retention
Plan and Trust Agreement, and ratification of the appointment of KPMG LLP as the Company's independent auditors by shareholders at the annual meeting of shareholders held on November 8, 2002. The Company also announced that in order to fund the Recognition and Retention Plan, the related trust intends to purchase shares of the Company's common stock in the open market with funds contributed by the Company. Purchases will be made from time to time at the discretion of management of the Company and will amount to up to 256,565 shares of the Company's common stock.

     In response to questions asked by shareholders at the annual meeting, the Company announced that it is currently considering implementing a dividend reinvestment plan during 2003 and will consider implementing a stock repurchase program in accordance with regulations of the Office of Thrift Supervision upon the one-year anniversary date of the Company's recent "second-step" conversion in April 2003.

     Willow Grove Bancorp, Inc. is the holding company for Willow Grove Bank, a federally chartered, well-capitalized, FDIC-insured savings bank. The Bank was founded in 1909 and conducts its business from its headquarters in Maple Glen, Pennsylvania. Its banking office network now has 13 offices located throughout Montgomery, Bucks, and Philadelphia counties.








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     This news release contains certain forward-looking statements.  Forward-
looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

     Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Company's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, including the Company's Prospectus, dated February 11, 2002 and included in the Company's registration statement on Form S-1, and the Form 10-K for the year ended June 30, 2002, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes.

     Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.











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